Exhibit 99.1

Hepion’s NASH Drug Candidate, CRV431, Demonstrates Superior Antifibrotic Efficacy in Expanded Human Liver Study

EDISON, N.J., January 28, 2020 – Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), (“Hepion” or the “Company”), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced positive findings from an expanded study with human precision cut liver slices (“PCLS”). In this specialized experimental model using human liver tissue, Hepion’s drug candidate, CRV431, prevented experimentally induced liver fibrosis to a greater extent than four other leading NASH drug candidates: obeticholic acid (“OCA”, an FXR agonist), elafibranor (a PPARα/δ agonist), resmetirom (a THR-β agonist), and Aramchol (an SCD1 inhibitor). These results support the potential for CRV431 to exert potent antifibrotic activity in NASH.

The study was conducted by FibroFind, a spin-out contract research company from the Fibrosis Research Group at Newcastle University, Newcastle Upon Tyne, UK. Liver tissue was obtained from three separate human donors and exposed to TGF-β1 and PDGF-BB, which are potent biological inducers of inflammation and fibrosis. The study design and its findings were similar to a previous study conducted by Hepion and FibroFind in which CRV431 was tested on tissue from a single human donor. In a combined data analysis of all of four donor samples, CRV431 was the only one of the five drug candidates that, on average, completely prevented TGF-β1- and PDGF-BB-induced fibrosis. The comparator compounds in these studies were administered at equimolar or higher concentrations than CRV431. Furthermore, CRV431 was also able to diminish endogenous fibrotic activity in diseased liver samples from three of four donors in the absence of added TGF-β1 and PDGF-BB. In addition to the reductions in tissue fibrosis, as measured by Picrosirius Red staining, CRV431 decreased gene expression and secretion of several markers of inflammation and fibrosis, including IL-6, MCP-1, collagen 1α1, hyaluronic acid, and TIMP-1.

Dr. Jelena Mann, CEO of FibroFind commented, “We have spent years optimizing PCLS because we believe it is the most representative experimental model of what actually occurs in the human body and is therefore one of the most predictive for testing drug candidates. To date, we have evaluated dozens of investigational drugs from academia and industry, and CRV431 has been one of the most potent and consistent antifibrotic drug candidates that we’ve tested. Based on our findings, we believe that CRV431 shows strong potential for treating liver fibrosis.”

“CRV431 offers a novel approach to the treatment of fibrosis caused by NASH and possibly other causes of liver injury,” stated Dr. Robert Foster, CEO of Hepion Pharmaceuticals. “This is because CRV431 acts, in part, by directly targeting fibrotic scar formation by down-regulating an important regulator of collagen synthesis, cyclophilin B, thereby reducing collagen production. This contrasts with most other NASH drug candidates that target events such as dyslipidemia or diabetes that may lead to fibrosis. Combining the direct antifibrotic actions of CRV431 with the indirect actions of other drug candidates likely represents the best opportunity for rapidly and effectively decreasing liver fibrosis in NASH.”

Hepion is developing CRV431 for NASH, fibrosis and other liver diseases. A Phase 1, single ascending dose study previously showed CRV431 to be safe and well tolerated in humans. Currently, CRV431 is being administered to humans in a 28-day multiple ascending dose study.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer
Hepion Pharmaceuticals Investor Relations
Direct: (646) 274-3580
skilmer@hepionpharma.com